Exhibit 21.1

List of Subsidiaries

Nuta Technology Corp

Spherix Portfolio Acquisition II (SPAII)

Guidance IP, LLC

Directional IP, LLC

NNPT, LLC

Spherix Management Services, LLC

Spherix Delaware Merger Sub Inc.

Spherix Merger Subsidiary Inc.